Exhibit 10.11

WESTERN UNION HONG KONG LIMITED

Employment Agreement

Date:	30 January 2004

To:	Ian Marsh Chez Tabois, Le Moulin de Tabois, 16370 St. Sulpice de Cognac, Charante France

Western Union Hong Kong Limited (the “Company”) is pleased to offer you employment on the terms and conditions set forth in this agreement between you and the Company (the “Agreement”), as follows:

1.	TERM OF AGREEMENT

a)	The term of you employment pursuant to this Agreement begins 16 February 2004. You will be subject to a three month probationary period, during which period your employment may be terminated by the Company for any reason upon 7 days notice. Your initial title will be Senior Vice President and Managing Director, Asia Pacific, and you will be reporting to Christina Gold. The Company may change your title and reporting relationship at any time without such a change being deemed a termination of your employment or a breach of this Agreement.

b)	You agree to comply with the Company’s decision should it determine it necessary or appropriate to change the entity of your legal employer, and the jurisdiction where you are expected to perform your job duties (despite your residence). The Company, may, in its discretion, second your services to another company in the Company’s related group of entities. Your normal place of work will be in the Hong Kong SAR. However, you may be required to travel worldwide on the Company’s business and to work in other countries in the proper performance of your duties or as the Company may reasonably direct, at no extra pay or remuneration. The Company will, insofar as is reasonably possible, undertake to obtain all necessary work permits, visas and permission to enable you to work in such places as you may be required to work.

2.	SALARY

a)

You agree that your base remuneration, as compensation for your services hereunder, will be paid by the Company at the annual rate of $280,000 U.S. dollars, payable to you either monthly or semi-monthly in accordance with the Company’s normal payroll practices. The Company may, in its discretion, pay your salary to you in Hong Kong dollars, converted at a reasonable exchange rate on a semi-monthly, monthly, or quarterly rate in the Company’s sole discretion. The total monthly base remuneration amount is comprised of (i) Core pay – 60% of total base remuneration; and (ii) housing benefit – 40% of total base remuneration. If you are not eligible to take advantage of the tax saving opportunity resulting from this pay structure, your entire remuneration amount will be reported as normal income.

b)	You acknowledge that you are solely responsible for paying personal income taxes pursuant to the relevant tax law of your tax residence.

3.	BENEFITS (NON-SALARY)

Incentive Plan

You will be eligible to participate in the Company’s 2004 Performance First Incentive Plan, in accordance with the terms and conditions thereof which will be provided to you, with an annual target incentive bonus amount equal to 50% of your annualized base salary. This target may be changed by the Company in its sole discretion for subsequent years. Please understand that no payment under this plan is guaranteed, and is subject to attainment of corporate and business unit financial performance thresholds as well as individual performance ratings attained for the year. Any annual or other bonus payments are discretionary, non-binding and revocable for future years. You acknowledge the discretionary character of such payments and expressly renounce any claim that any repetition of any such payments, even if the repeated payments are in the same or similar amount as in a previous year, give you a claim to the payment of such an amount or to any payment whatsoever in any succeeding year.

If a bonus payout is earned, it is normally payable in March of the subsequent bonus year (e.g. 2004 bonus earned is paid in March 2005) and is prorated based on your start date.

Stock Options

Upon your acceptance of this offer, you will be recommended for a grant of an option to purchase 35,000 shares of the common stock of First Data Corporation (“Options”) pursuant to the terms of the Company’s Long-Term Incentive Plan (“LTIP”). This stock option grant requires the approval of First Data’s Chief Executive Officer and the First Data Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). Grant of the Options is subject to the Committee’s approval of the amount and terms of the grant of the Options to you. All your rights and obligations with respect to any options granted to you are subject to the terms and conditions of the LTIP plan as well as the terms and conditions of the stock option agreement. If approved, this grant will be a one-time grant. There is no guarantee or promise that any future grants will be made or recommended.

Health and Welfare

You will be eligible to participate in the Company’s health and welfare benefits programme, and the Hong Kong Provident Fund, under the terms and conditions applicable to employees at your location, which will be described to you in detail. Further information about these benefit plans is set out in the plan summaries, which you may access in the First Data Corporation Intranet or may obtain from the regional Human Resources office, and which it shall be your duty to know and understand.

Vacation

You will be entitled to twenty five (25) working days’ paid leave each calendar year upon successful completion of initial six (6) consecutive months of employment. The length of your employment with Western Union HK and your time employed with any of the Company’s affiliated companies counts towards satisfying the 6-month requirement. If you began working with the Company after January 1 of this year, your vacation entitlement will be pro-rated based on the date on which your employment began.

Vacation leave not used during the calendar year up to a maximum of fourteen (14) days may be carried forward for use during the succeeding calendar year. Any such carried-forward leave that is not used in the immediately succeeding year will be cancelled. You will not be entitled to any payment in lieu of cancelled or unused vacation leave.

Car Allowance

The Company will lease, for your business use, an insured and maintained automobile and hired driver as deemed appropriate by the Company for use in Hong Kong. The make and style of this automobile will be determined by the Company. If any company-provided vehicle and/or driver would constitute taxable income to you, it will not be taken into account as “compensation” for purposes of other Company benefit plans, but in this event the Company will provide a cash gross up amount to you to help offset the individual income tax liability.

Mobility Allowance

You will receive a mobility allowance payment equal to one-month’s salary (USD$23,333.33), less taxes, immediately prior to the start of your assignment and again on the first anniversary date of your relocation to Hong Kong. This amount will constitute taxable income to you but will not be taken into account as “compensation” for purposes of other Company benefit plans. No tax gross-up will be provided with respect to this allowance.

Relocation Bonus

A relocation bonus of USD$5,000 will be paid to you upon your relocation to Hong Kong prior to your assignment departure date. This amount will constitute taxable income to you but will not be taken into account as “compensation” for purposes of other Company benefit plans. The Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to this amount.

Household goods – Shipment and Storage

The Company will pay up to USD$18,200 to ship selected household goods to Hong Kong, and to the extent you elect to ship goods in an amount or by means that do not incur shipping expenses up to this amount, the Company will pay you the balance in a lump sum to facilitate your furnishing of your Hong Kong residence. In addition, the Company will pay you an amount of USD $1,150 per month during the term of your assignment in Hong Kong, for a maximum of 24 months, in lieu of payment for any storage of goods or household maintenance fees. You may use such amounts to help pay any property management fees related to your personal residences outside Hong Kong.

These amounts may constitute taxable income to you but will not be taken into account as “compensation” for purposes of other Company benefit plans. To the extent these amounts constitute taxable income to you, the Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to these amounts.

International Service Allowance (Goods and Services Allowance)

During the term of your assignment in Hong Kong, beginning with the date you move into your permanent residence in Hong Kong, you will receive an International Service Allowance equal to USD$4,788.75/per month, which will be paid monthly. This allowance is intended to help compensate you for the higher cost of goods and services in Hong Kong. This amount may constitute taxable income to you but will not be taken into account as “compensation” for purposes of other Company benefit plans. To the extent these amounts constitute taxable income to you, the Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to these amount.

The monthly International Service Allowance will be reviewed on any change to your personal/family status in Hong Kong. In the absence of any status change, the allowance will be reviewed annually and may be adjusted upwards or downwards if the cost of living in your Host Country increases or decreases by 5%, relative to your Home Country. The Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to this amount.

Housing Allowance

In addition to the portion of your Base Salary denominated as a housing allowance in Section 1, the Company will also pay you a Housing Allowance of USD$14,341.91/per month during the term of your assignment in Hong Kong, up to a maximum of 24 months, which will be paid monthly. You may use this allowance to rent, lease, or purchase a dwelling place, but the Company shall in no event have any responsibility or ownership interest with respect to such dwelling. The Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to this amount.

Utility Allowance

The Company will also pay you a Utility Allowance of USD$2,643.08 per month during the term of your assignment in Hong Kong, which will be paid monthly. This amount may constitute taxable income to you but will not be taken in account as “compensation” for purposes of other Company benefit plans. The Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to this amount.

Club Membership Fees

The Company will pay up to $USD500 per month to maintain your membership in selected Hong Kong professional associations or clubs. The Company may pay this amount to you directly or, at the Company’s discretion, directly to such club(s) or association(s). The Company will structure such payment in a way that ensures tax deductibility to the Company and minimizes your individual income tax liability. To the extent this amount constitutes taxable income to you, the Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to this amount.

Home leave/Personal Travel

The Company will pay for two round trips (coach class air travel) each year for your two children living and working and/or attending college or university outside Hong Kong, from the closest airport serving the location of their work and/or college or university to Hong Kong. To the extent this amount constitutes taxable income to you, the Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to this amount.

Tax Preparation Assistance

The Company will pay a tax advisor/preparer up to $10,000 per year during the term of your employment to assist you in planning, preparation, and filing of your individual income tax returns. This amount may constitute taxable income to you but will not be taken into account as “compensation” for purposes of other Company benefit plans. The Company will provide a cash gross up amount to you to help offset the individual income tax liability with respect to this amount.

4.	POSITION AND TRANSFER

You agree to perform any functions and duties related to your position and pursuant to the Company’s instruction. You also agree that the Company may from time to time make changes to your title, reporting relationships, or job duties and responsibilities on the basis of your performance or the Company’s business requirements.

5.	FULL TIME WORK

You acknowledge that you should devote your time to work for the Company and shall accept no other work, for which compensation (whether in the form of cash or otherwise) is received, without prior approval of the Company.

Your normal working hours are from 9:00 a.m. to 6:00 p.m., Monday to Friday, with an hour break for lunch. You should, however, make yourself available at other times if the demands of the business so require. You are not entitled to any overtime payment for any additional hours worked.

6.	NON-SOLICITATION

a)	Throughout the duration of your employment contract and for TWELVE MONTHS following termination thereof, you hereby undertake not to employ directly or to solicit collaboration for your own benefit or that of a third party, employees of the Company or of any company in the Company’s Group and not to perform, in any form whatsoever, any action of a nature that may result in the poaching of such employees.

b)	Your agree that your any violation of the foregoing Non-solicitation covenant will automatically render you liable to pay the Company a penalty at a lump-sum amount equal to twelve months of your Gross Salary (i.e. your average monthly salary and regular monthly allowances during the last six months of employment by the Company), without there being the need for the Company to produce an order prohibiting the continuation of such solicitation activity or to prove its damages due to your violation. You agree that this penalty is additional to the Company’s right under the section of Indemnification, below.

7.	NON-COMPETITION

Due to the extremely competitive market in which the Company evolves and to the knowledge, particularly of a commercial, financial, scientific, industrial or marketing nature concerning the activities, operations and studies of the Company or another company of the Company’s Group, acquired by you in the performance of your duties, you agree that you shall be bound, with regard to the Company, to an obligation of non-competition in the following conditions.

a)	In the event of departure from the Company occurring for any reason whatsoever, you hereby undertake not to enter into the service of a company studying, manufacturing or selling (including wholesale and retail) products or services that are identical or similar to those that are studied, manufactured or sold by the Company, or which are intended to provide the same or comparable benefits to the purchasers of such products or services in Taiwan, Hong Kong, or the People’s Republic of China. You agree that you shall more generally refrain from taking a direct or indirect interest, in any form whatsoever, including in particular through consultancy work or acquisition of shareholding (except for current stock exchange transactions) in an activity of this type, be it in existence or in the process of creation.

b)	You agree that this obligation of non-competition applies to not only to Hong Kong but to Taiwan and the People’s Republic of China, as well as to the other countries in which you may have performed your duties during the two years preceding your last day of actual work within the Company. Should you so desire, the list of countries in which you may have performed your duties during these two years will be given to you, within 12 business days following receipt of such request.

c)	This non-competition covenant is for a duration of TWELVE MONTHS as from the expiration date of your employment contract with the Company.

d)	In consideration thereof, the Company, if at its discretion decides to request you to comply with this non-competition clauses, shall pay you an indemnity corresponding to ONE month’s Base Salary (i.e. your average monthly salary during the last six months of your employment by the Company, excluding any allowances) for each one-month period of non-competition. If the Company decides to request so, you agree to comply with the Non-Competition obligation without objection; rejection to the Company’s request will be deemed violation of this Non-Competition clause.

e)	During the non-competition period, you undertake to communicate to the Company, if the latter so requests, the name and address of your new employer. The Company reserves the right to inform the new employer of the existence and contents of the present non-competition clause. You agree that you shall inform the latter of the present non-competition clause prior to entering into any commitment.

f)	Any violation of the non-competition covenant shall release the Company from payment of the financial compensation for the non-competition obligation stipulated above and shall render you liable to reimburse the amounts you may have received in this respect to the Company.

g)	You agree that your any violation of the non-competition covenant will automatically render you liable to pay the Company an indemnity at a lump-sum amount equal to twelve months of your Gross Salary, without there being the need for the Company to produce an order prohibiting the continuation of such competing activity or to prove its damages due to your violation. You agree that this penalty is additional to the Company’s right under Section of Indemnification, below.

h)	The Company expressly reserves the right to waive the benefits of this covenant at any time, particularly in the event such covenant should become without interest.

i)	Upon expiration of your employment contract and if this non-competition covenant is still in force at this time, you hereby agree that this special provision be included in the work certificate that will be given to you.

8.	CONFIDENTIALITY

You agree that the Company is engaged in a highly competitive business and has expended, and continues to expend, significant money, skill, and time to develop and maintain valuable customer relationships, trade secrets, and confidential and proprietary information. You agree that work your work for the Company will continue to bring you into close contact with many of the Company’s customers, Trade Secrets, Confidential Information and Third Party Information (as defined below), the disclosure of which would cause the Company significant and irreparable harm. You recognize that any unauthorized disclosure of Third Party Information could breach non-disclosure obligations or violate applicable laws or Company policy. You further agree that the covenants in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its customer relationships, Trade Secrets, Confidential Information, and Third Party Information.

Company “Trade Secrets” includes but is not limited to the following:

(1)	any data or information that is competitively sensitive or commercially valuable, and not generally known to the public, including, but not limited to, products planning information, marketing strategies, marketing results, forecasts or strategies, plans, finance, operations, reports, data, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company, its customers, clients, and suppliers; and

(2)	any scientific or technical information, design, process, procedure, formula, or improvement, computer software, object code, source code, specifications, inventions, systems information, whether or not patentable or copyrightable.

Company “Confidential Information” means any data or information and documentation, other than Trade Secrets, which is valuable to the Company and not generally known to the public, including but not limited to:

(1)	Financial information, including but not limited to earnings, assets, debts, prices, fee structures, volumes of purchases or sales, or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods; and

(2)	Supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company, the names and addresses of suppliers, terms of supplier services contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company the details of which are not generally known.

“Third Party Information” means any data or information of the Company’s customers, suppliers, consumers or employees that the Company is prohibited by law, contract or Company policy from disclosing. By way of example such information includes but is not limited to:

(1)	Product specifications, marketing strategies, pricing, sales volumes, discounts;

(2)	Nonpublic personal information regarding customers, including but not limited to names, addresses, credit card numbers, financial transactions, and account balances;

(3)	Personnel information, including but not limited to employees’ personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance skills, qualifications, and abilities, or other employee information; and

(4)	Customer information, which is not protected by a separate confidentiality agreement, including but not limited to any compilations of past, existing or prospective customers, agreements between customers and the Company, status of customer accounts or credit, the identity of customer representatives responsible for entering into contracts with the Company, specific customer needs and requirements, or related information about actual or prospective customers or nonpublic consumer information.

You agree that for so long as the pertinent information or documentation remains a Trade Secret, you will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Company Trade Secrets. You further agree that during your employment and after the cessation of his employment with the Company, you will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Company Confidential Information. The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of yourself.

You agree that for so long as the pertinent information or documentation is subject to protection under Company nondisclosure obligations, policy or applicable law, but in any event not less than two (2) years, you will not use, disclose, or disseminate to any other person, organization, or entity or otherwise employ any Third Party Information.

Upon cessation of your employment with the Company or at any time the Company requests, you agree to return all Third Party Information as well as Company materials and Trade Secrets and Confidential Information, and all copies thereof (including without limitation, all memoranda and notes containing the names, addresses, and needs of the Company’s customers and prospective customers) (collectively, the “Information”) in your possession or over which you exercise control, and regardless of whether such materials were prepared by the Company, you, or a third party.

In addition, you agree that you will:

a)	take the necessary measures to keep the Information strictly confidential, with the exception of Information which is already in the public domain. You acknowledge that disclosure of the Information would cause the Company’s Group considerable damage allowing the Company to engage you liability for gross misconduct.

b)	if you have recourse to documents, correspondence, software, software package and materials, either handwritten or computerized, or more generally all means of communication, in particular Internet or Intranet, you undertake to use such tools for professional purposes only and not to take copies or reproduce such tools for your personal use or for any other use. You also undertake to take care of these tools and must inform the Company in case of any deterioration, loss or theft, and will comply with the Company’s rules relating to the installation and use of such tools as applicable within the Company.

c)	not claim your rights or titles to software or software packages if the rights to such have been obtained for the Company. In particular, you shall not install any software or software package if the rights of use have not been acquired. The installation of software or software packages will only be possible with the original support materials legally acquired.

d)	in case of termination of the employment contract, for any reason whatsoever, you undertake to return all documents, correspondence, software, software packages, including copies, and material put at your disposal or in your possession, upon first request and at the latest upon the effective termination of your duties.

e)	acknowledge that any violation of the present terms can constitute a serious breach of your contractual obligations and that such breach can cause the Company serious harm,

for which you agree to pay the Company an indemnity for at least THREE MONTHS of your Gross Salary, without there being the need for the Company to prove its damages due to your violation. You agree that this penalty is additional to the Company’s right under Section of Indemnification, below.

9.	INTELLECTUAL PROPERTY RIGHTS

a)	You acknowledge that copyright and all other intellectual proprietary rights in any documents and other materials produced by you during the course of this Appointment or your performance of duties (whether or not produced during working hours), including without limitation your inventions, creations, work products or whatever forms of objects that may be protected under the Copyright Law, Patent Law, Trademark Law, Trade Secret Law or other laws of the relevant jurisdiction (“Products”) shall vest in and be owned by the Company.

b)	You further agree that you will do all things necessary (at the Company’s request and expense) to perfect such vesting and ownership of such rights by the Company both during and after the period of this Appointment.

c)	You ensure that such documents and other materials produced by you will be original and will not infringe the rights of any third party.

10.	INDEMNIFICATION

a)	You agree to indemnify and hold the Company harmless from all losses, liabilities, claims and damages (including lawyer’s fees) which may arise out of or as a result of any of your unauthorized act or any act caused by you in contravention of this Agreement.

b)	Any payment according to the provision of this Agreement shall be without prejudice to the right the Company expressly reserves to engage proceedings against you in reparation for the financial and moral damage actually suffered by the Company.

11.	TERMINATION

a)	In the event either party intends to terminate this Agreement following the probationary period, other than for justifiable cause as described below, the terminating party shall give written notice to the other party at least 1 month prior to the desired date of termination; provided, however, that the Company may elect to give you payment in lieu of notice. Notwithstanding the foregoing, the Company may terminate this Agreement without notice or payment of any kind during the probationary period set forth in Section 1.

b)

No advance notice is required in the event of the Company’s termination of the Agreement for justifiable cause, including without limitation, a breach of your obligations under this Agreement or the law and regulations of the relevant jurisdiction, provided that the specific reason and factual basis for such termination shall be communicated to you. Without limiting the general force of the previous paragraph, the Company may terminate this Agreement and your employment if you: (i) commit fraud, dishonesty or serious misconduct; or (ii) commit a serious or persistent breach or neglect of your duties; or (iii) refuse or neglect to comply with any lawful order given to you by the Company; or (iv) commit misconduct inconsistent with the due and faithful discharge of your duties. The Company may also terminate this Agreement and your employment for any other reason that would justify termination under the laws of the Hong Kong SAR. Any delay by the Company in exercising any right of termination shall not constitute a waiver thereof.

c)	Upon termination of employment, and without need of further notice or demand, you shall immediately transfer and deliver to the Company any property of the Company, Western Union HK and affiliated and related companies which may be in your possession, custody or under your control including, without limitation, all papers, documents, notes, memoranda, records and writings, in whatever form or stored in whatever media, which in any way relate to the business of the Company, Western Union HK and affiliated and related companies and/or to the business of the clients of the Company, Western Union HK and affiliated and related companies together with all extracts or copies thereof.

12.	COMPANY RULES AND REGULATIONS

Employment Discipline

a)	You agree to comply with the Company’s rules and policies as set forth in its Employee Handbook, including but not limited to its Code of Conduct, and other materials made available to you from time to time, as such may be amended or updated by the Company from time to time. You also agree to perform all aspects of your job in accordance with law, to strictly follow rules of safety and sanitation, to protect the property of the Company, to maintain the highest standards of personal and professional ethics, to actively participate in training arranged by the Company, and to continue to develop and improve your professional skills.

b)	Any breach or failure to observe any conditions set forth in this Agreement may subject you to immediate dismissal without compensation, subject to the requirements of law. The Company will have the right to take other appropriate legal actions before or after that dismissal.

c)	Your obligations under Sections 6,7,8,9, and 12 of this Agreement survive termination of your employment relationship with the Company.

13.	EXECUTION AND LANGUAGE OF AGREEMENT

a)	This Agreement is executed in two originals, with each party to retain one original. If there is any oral or written agreements between you and the Company existing prior to the Agreement, the Agreement shall supersede such prior agreements and such prior agreements shall not apply to this appointment. All matters shall be governed by this Agreement.

b)	If there is any translation of this Agreement in Chinese or other languages, the English version shall govern.

14.	SEVERABILITY

In the event that any provision of this letter becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this letter shall continue in full force and effect without said provision; provided that the Company reserves the right to determine whether such severability shall be effective if it materially changes the benefit of this letter to the Company.

15.	PROCESSING AND USE OF EMPLOYEE INFORMATION

You agree that for employment and management purposes, your personal data will be processed, stored, maintained, and transferred between Company and any of the associated worldwide companies of First Data Corporation, and to third party service providers, according to business requirements. Your employee data will be kept secure and confidential in accordance with company policy and national legislation. Company will regularly update your data with your assistance. You will retain the right of access to your data and the right to have incorrect data corrected. Your acceptance of employment under the terms and conditions set forth in this Agreement also constitutes explicit consent by you to the Company’s collection, retention, and transmittal of your personal data, for all valid and appropriate purposes related to your employment by the Company.

16.	TAX LIABILITIES

Other than as specifically provided elsewhere in this Agreement, the Company will not be responsible or liable for any of your tax or other liabilities in respect of your employment, such as personal income tax payable to any governments or authorities. You are solely responsible for filing any and all income tax returns and paying any amounts owed to the respective authorities in your relocation country or elsewhere. The Company will have the right to withhold your remuneration (or any part thereof) as may be required by law and pay the same on your behalf in order to settle any of your tax liabilities and penalties.

17.	GOVERNING LAW AND JURISDICTION

a)	The execution, interpretation and enforcement of this Agreement and the respective rights and obligations of the parties shall be governed and construed in accordance with the laws of Hong Kong SAR.

b)	Both parties shall submit to the jurisdiction of the Hong Kong courts in the event of a dispute relating to this Agreement.

c)

This agreement contains and represents the entire agreement and understanding between you and the Company, and all of its affiliated companies, relating to your employment with the Company. This agreement supersedes all previous agreements, arrangements and any other discussions that you may have had with the Company, Western Union HK or with its affiliated and related companies relating to your employment. This agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

Company

Western Union Hong Kong Limited

                                                                      [company chop]

by	/s/ George Graziadei
George Graziadei
Vice President, Executive Talent Acquisition

**	Please acknowledge your acceptance of this offer of employment on the terms and conditions set forth in this Agreement by signing below and returning this letter to the Company:

______________________________

/s/ Ian Marsh                                                [chop or signature]

Addendum to Terms and Conditions of Employment Agreement

This Addendum is made this 12th day of August, 2004 and supplements, modifies, and clarifies the terms of the Employment Agreement dated as of January 30, 2004, by and between Western Union Hong Kong Limited (the “Company”) and Ian Marsh (the “Employment Agreement”), and is intended to more closely conform the terms of the Employment Agreement to the original understanding and intent of the parties thereto.

Therefore

The clause 3 of the Employment Agreement (Benefits (Non-Salary) – Housing Allowance) is amended to read as follows:

3.	Benefits (Non-Salary) – Housing Allowance

In addition to your Base Salary set out in Section 1, the Company will also pay you a Housing Allowance of USD 14,341.91 per month during the term of your assignment in Hong Kong, up to a maximum of 24 months, which will be paid monthly. You may use this allowance to rent, lease, or purchase a dwelling place, but the Company shall in no event have any responsibility or ownership interest with respect to such dwelling. The Company may, at its discretion, make lease or rent payments directly to the landlord of such premises, and in such event the above-specified Housing Allowance will be reduced by the amount of any rent or lease payments made directly to the landlord by the Company. If the Company makes such direct payments, the excess of the above specified Housing Allowance over the amount of such direct payments, plus the amount of the Hong Kong tax gross up on such excess as calculated by the Company, will be paid to you monthly.

This Addendum constitutes an integral part of the Employment Agreement dated January 30, 2004.

Kindly acknowledge your acceptance and agreement by signing hereunder.

Yours faithfully,	Acknowledged and agreed by

/s/ Martin Timmis	/s/ Ian Marsh
Martin Timmis	Ian Marsh
Vice President, Human Resources Asia Pacific